Exhibit 99

Contact

William W. McLain

507-437-5345

media@hormel.com

MegaMex Foods Announces Close of Don Miguel Foods Acquisition

CHINO, Calif. (Oct. 6, 2010) — MegaMex Foods LLC, a joint venture between Hormel Foods Corporation (NYSE: HRL) and Herdez Del Fuerte, S.A. de C.V., today announced the closing of an agreement to acquire 100 percent of the stock of Don Miguel Foods Corp. from TSG4 L.P., a private equity fund sponsored by TSG Consumer Partners LLC, and private investors.

Don Miguel Foods is a leading provider of branded frozen and fresh authentic Mexican flavored appetizers, snacks and handheld items. The portfolio includes tacos, flautas, taquitos, empanadas, burritos, dinners and roller grill items.

“We look forward to the growth Don Miguel Foods will add to the MegaMex Foods portfolio of products,” said Enrique Hernández-Pons Torres, chairman of the board of MegaMex Foods. “This brings us closer to achieving our goal of being a Mexican foods one-stop-shop for our customers.”

“We are pleased with the closing of this purchase,” said Luis G. Marconi, managing director of MegaMex Foods. “Our optimism for the future continues to grow as we look to developing programs that leverage the unique qualities of our sales teams and product and brand portfolios through expanded sales channels.”

MegaMex Foods was advised in this transaction by J.H. Chapman Group, L.L.C.

About Hormel Foods
Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring quality, value-added brands to the global marketplace. The company is a member of the Standard & Poor’s 500 Index, Dow Jones Sustainability World Index and was named one of “The 100 Most Trustworthy Companies” by Forbes in 2010. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com.

About Herdez Del Fuerte
Herdez Del Fuerte, based in Mexico City, is a leading manufacturer and marketer of consumer-branded food and beverages in Mexico and the United States. The company has a strong product portfolio mainly based in tomato, fruit, vegetable, jalapeño, mole sauce, coffee and tuna products marketed under highly recognized and valued brands, including Herdez®, Del Fuerte®, Doña María®, La Victoria®, Nair®, Embasa®, Búfalo®, La Gloria®, Carlota® and Blasón®, among others. Herdez Del Fuerte also markets and distributes products from affiliated companies such as Hormel Alimentos, McCormick de México and Barilla México. To fulfill its retail and foodservice customer and consumer needs, Herdez Del Fuerte operates seven manufacturing facilities and seven distribution centers across Mexico with more than 6,000 employees. Herdez Del Fuerte is a joint venture between Grupo Herdez, S.A.B. de C.V., and Grupo KUO, S.A.B. de C.V. For more information, visit http://www.grupoherdez.com.mx and http://www.kuo.com.mx.